Exhibit 99.1

Bidz.com, Inc. Announces Fourth Quarter and Full Year 2006 Financial Results

•                  Fourth quarter revenues of $38 million, up 23% year-over-year

•                  2006 revenue increased 46% year-over-year to $132 million

•                  2006 net income increased 104% versus 2005

LOS ANGELES, CA, March 16, 2007—Bidz.com, Inc., a leading online auctioneer of jewelry today reported financial results for the three and twelve months ended December 31, 2006.

Net revenue for the fourth quarter of 2006 was $37.6 million, a 22.5% increase compared with $30.7 million reported for the fourth quarter of 2005. The increase was primarily due to growth in demand for the Company’s jewelry products from a greater number of registered buyers on the Company’s website. During the fourth quarter, the Company had approximately 70,000 new buyers, and an average of over 3,700 orders per day as compared to 68,000 new buyers and an average of 2,900 orders per day in the prior year’s quarter.

The Company’s net income for the fourth quarter of 2006 was $1.0 million, or $0.04 per fully-diluted share on 23.8 million weighted average shares.  This compares to $1.8 million in net income and fully-diluted earnings per share of $0.07 on 23.8 million weighted average shares in the fourth quarter of the prior year. Net income in the quarter was adversely impacted by lower gross margins from the promotion of free shipping and approximately $56,000 in expenses for rescission and public offering costs.  Operating income, excluding the rescission and public offering charge, was $1.1 million in the fourth quarter as compared to $1.8 million in the same period a year ago.

	Three months ended			Twelve months ended
	December 31,			December 31,
	2006	2005	Change	2006	2005	Change
Average selling price per order (gross)	$123	$124	-1%	$131	$111	18%
Average orders per day	3,757	2,953	27%	3,019	2,500	21%
Average items sold per day	9,685	6,901	40%	7,970	7,048	13%
Acquisition cost per new buyer	$36	$34	6%	$44	$31	39%
Number of new buyers	70,419	68,381	3%	240,969	160,595	50%

Net revenue for the full year was $131.8 million, a 45.5% increase compared with $90.6 million reported for the comparable period in 2005. The increased was a result of a greater number of buyers and increased average selling prices.  For 2006, the average selling price for the year increased 18% to $131, and the number of new buyers increased 50% to 241,000. The Company’s net income for the year increased 103.6% to $5.4 million, or

$0.23 per fully-diluted share based on 23.8 million weighted average shares outstanding versus net income of $2.6 million and earnings per fully-diluted share of $0.11, based on 24.9 million weighted average shares outstanding in 2005.  The 2006 net income includes $1.3 million of one-time rescission and public offering costs.

“We are very pleased with our 2006 results which demonstrate the success of our differentiated business model of providing a strong customer value proposition while delivering solid revenue growth and profitability,” said David Zinberg, Chief Executive Officer. “We will continue to focus on delivering value, quality and choice to both our loyal and new customers while building our brand and further expanding market share.  The jewelry market remains strong, yet fragmented, and the number of new buyers and transactions continue to increase which we believe will further drive our profitable growth in 2007 and beyond.”

In the fourth quarter, gross profit increased slightly to $7.7 million from $7.6 million in the fourth quarter of 2005.  As a percentage of sales, gross margin declined to 20.4% in the quarter versus 24.8% in the same period a year ago.  The decline was due primarily to a trial promotion of free shipping during the holiday period and a greater number of gift certificates given by the Company.  As of January 1, 2007, the free shipping promotion was discontinued, and gross margins have returned to a more normal range.  Going forward, gross profit will fluctuate based on product acquisition costs, product mix and pricing decisions.  For the year gross profit increased 61.4% to $31.2 million from $19.3 million in 2005.  Gross margin percentage for the year was 23.7% versus 21.3% in 2005.

Operating expenses in the fourth quarter, including the rescission and public offering expenses, increased 15.2% to $6.7 million however declined as a percentage of sales to 17.7% from 18.8% in the fourth quarter of 2005.  Operating income for the fourth quarter was $1.0 million or 2.6% of sales compared to $1.8 million or 6.0% of sales in the fourth quarter of 2005.  The decline was due to the lower gross margin in the fourth quarter of 2006.  For the full year 2006, operating expenses increased to $25.7 million, or 19.5% of sales inclusive of the rescission and public offering costs.  In 2005, operating expenses were $16.6 million, or 18.3% of sales.  The increase is primarily attributable to higher sales and marketing expenses and the rescission and public offering costs.  The Company expects sales and marketing costs to continue to increase on an absolute dollar basis, but not as a percentage of sales.  Operating income for 2006 was $5.5 million, or 4.2% of sales, as compared to $2.7 million, or 3.0% of sales.  Excluding the rescission and public offering costs, operating income would have been $6.8 million or 5.1% of sales.

As of December 31, 2006, the Company had $0.4 million in cash and cash equivalents, and has no long-term debt.  The Company had drawn down $3.9 million of its available $10 million revolving line of credit.

Business Outlook

The Company expects revenues for the first quarter of 2007 to be in the range of $43-$45 million, and anticipates net income of $2.7-$3.0 million.  For the full year of 2007, the Company expects revenues to be in the range of $170-$180 million, a 29-37% year-over-year increase, and gross margin of 23-24% which the Company believes is appropriate for managing its business going forward.  For 2007, the Company anticipates net income of $10-$11 million, an 85-105% year-over-year increase.  The net income figures assume a 2.5% effective tax rate (for the alternative minimum tax) and utilizing its available income tax loss carryforwards.

About Bidz.com Inc.

Bidz.com, founded in 1998, is an online auctioneer of jewelry. Bidz offers its products through a live auction format requiring only a $1 minimum opening bid. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements.  We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs.  Risks and uncertainties include the ability of the Company to attract customers to its website and offer attractive products; to maintain its website, electronic data processing systems, and systems hardware; to forecast accurately net revenue and plan for expenses; to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings.  Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONTACTS:

Allyson Pooley / Patricia Dolmatsky
Integrated Corporate Relations
(310) 954-1100
apooley@icrinc.com / pdolmatsky@icrinc.com

Lawrence Kong, CFO
Bidz.com, Inc.
(310) 280-7373

(Financials to follow)

Bidz.com, Inc.
Condensed Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(unaudited)
Net revenue:
Merchandise sales and shipping	$37,555	$30,625	$131,687	$90,309
Commissions	79	78	134	264
Advertising	—	5	2	6

Total net revenue	37,634	30,708	131,823	90,579

Cost of revenue	29,973	23,093	100,633	71,257

Gross Profit	7,661	7,615	31,190	19,322

Operating expenses:
General and administrative	4,007	3,417	13,853	10,938
Sales and marketing	2,523	2,326	10,300	5,078
Rescission & public offering costs	56	—	1,287	442
Depreciation and amortization	78	41	273	157

Total operating expenses	6,664	5,784	25,713	16,615

Income from operations	997	1,831	5,477	2,707

Other income—Interest income	3	14	80	23
Other expense—Interest (expense)	(48)	—	(48)	—

Income before income taxes	952	1,845	5,509	2,729

Income taxes	(1)	55	120	82

Net income	$953	$1,790	$5,389	$2,647

Net income per share available to common shareholders—basic	$0.04	$0.08	$0.23	$0.11

Net income per share available to common shareholders—diluted	$0.04	$0.07	$0.23	$0.11

Weighted average number of shares outstanding—basic	23,270	23,312	23,302	24,337

Weighted average number of shares outstanding—diluted	23,750	23,829	23,791	24,858

Bidz.com, Inc.
Balance Sheets
(in thousands, except share data)

	December 31,
	2005	2006
Assets
Current assets:
Cash	$7	$359
Accounts receivable, net	886	1,930
Inventories, net of reserves of $331and $461 at December 31, 2005 and December 31, 2006 respectively	15,921	31,183
Prepaid inventory	—	3,125
Other current assets	158	1,192
Total current assets	16,972	37,789
Property and equipment, net	384	478
Intangible asset	150	150
Deposits	240	125
Total assets	$17,746	$38,542

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Post-dated check financing (includes related party amounts of $2,184 and $0 at December 31, 2005 and December 31, 2006 respectively)	$5,315	$—
Revolving credit line	—	3,941
Accounts payable (includes related party amounts of $2,712 and $4,331 at December 31, 2005 and December 31, 2006 respectively)	7,297	21,987
Accrued expenses	1,774	1,952
Deferred revenue	1,577	3,935
Total current liabilities	15,963	31,815

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock: no par value; authorized 4,000,000 shares; none issued and outstanding at December 31, 2005 and par value $0.001; authorized 4,000,000 shares: none issued and oustanding at December 31, 2006	—	—
Common stock: no par value; authorized 50,000,000 shares; issued and outstanding 23,312,500 at December 31, 2005 and par value $0.001; authorized 100,000,000 shares; issued and outstanding 23,233,904 at December 31, 2006	28,830	23
Additional paid in capital	—	28,352
Shares held in treasury, at cost, 15,000 shares at December 31, 2006	—	(90)
Deferred stock-based compensation	(100)	—
Accumulated deficit	(26,947)	(21,558)
Total stockholders equity	1,783	6,727
	$17,746	$38,542